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Exhibit 4.1

PACCAR INC
RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

1.     PURPOSE OF THE PLAN

        The COMPANY has established this PLAN to provide NON-EMPLOYEE DIRECTORS with financial incentives to promote the success of the COMPANY'S long-term business objectives, and to encourage qualified persons to accept nominations as a NON-EMPLOYEE DIRECTOR. The PLAN is unfunded and benefits are payable in the form of shares of PACCAR COMMON STOCK or cash.

2.     DEFINITIONS

        (a)   BOARD OF DIRECTORS means the Board of Directors of PACCAR Inc.

        (b)   COMMITTEE means the Executive Committee of the BOARD OF DIRECTORS or any successor to such committee.

        (c)   COMMON STOCK means common shares of PACCAR Inc with $1.00 par value and any class of common shares into which such common shares hereafter may be converted.

        (d)   COMPANY means PACCAR Inc, a Delaware corporation.

        (e)   DEFERRED ACCOUNTS means either the unfunded Stock Unit or Income Account maintained by the COMPANY into which a NON-EMPLOYEE DIRECTOR may defer payment of his or her cash compensation (retainer and fees) for service as a COMPANY DIRECTOR.

        (f)    FAIR MARKET VALUE means the closing price of the COMMON STOCK on NASDAQ reported for the date specified for determining such value.

        (g)   GRANT DATE means the date each year that NON-EMPLOYEE DIRECTORS receive a grant of RESTRICTED STOCK.

        (h)   GRANTEE means the NON-EMPLOYEE DIRECTOR receiving the RESTRICTED STOCK or his legal representative, legatees, distributees, or alternate payees, as the case may be.

        (i)    MANDATORY RETIREMENT means retirement as a DIRECTOR at age seventy-two (72) or at such other age as may be specified in the bylaws for the BOARD OF DIRECTORS in effect at the time of a NON-EMPLOYEE DIRECTOR'S TERMINATION.

        (j)    NON-EMPLOYEE DIRECTOR means a member of the COMPANY'S BOARD OF DIRECTORS who is not a current employee of the COMPANY.

        (k)   PLAN means this PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors as it may be amended from time to time, or any successor plan that the COMMITTEE or BOARD OF DIRECTORS may adopt from time to time with respect to the grant of DIRECTOR RESTRICTED STOCK or other stock-based grants.

        (l)    RESTRICTED STOCK means COMMON STOCK that may not be sold, transferred, or otherwise disposed of by the GRANTEE except under such circumstances as may be specified by the COMMITTEE.

        (m)  TERMINATION occurs when a NON-EMPLOYEE DIRECTOR ceases to be a member of the BOARD OF DIRECTORS.

3.     PARTICIPATION

        Each NON-EMPLOYEE DIRECTOR of the COMPANY shall be a participant in the PLAN during his tenure as a DIRECTOR.

4.     AWARDS OF RESTRICTED STOCK

        (a)   On January 1, 2004 and on the first business day of each calendar year thereafter for the duration of the PLAN (the GRANT DATE), each person who is a NON-EMPLOYEE DIRECTOR shall receive a grant of RESTRICTED STOCK in an amount to be determined in accordance with the following formula: The number of shares of RESTRICTED STOCK granted to each NON-EMPLOYEE DIRECTOR each calendar year shall be determined by (i) dividing sixty thousand dollars ($60,000) by the FAIR MARKET VALUE of the COMMON STOCK on the GRANT DATE, and (ii) rounding the resulting number up to the nearest whole share. New PACCAR non-employee directors elected during a year are entitled to an award of restricted stock. The number of shares of restricted stock granted for their first year of service shall be calculated as follows: (a) $60,000 shall be prorated for the number of calendar quarters of service as a PACCAR director; (b) that sum shall be divided by the closing price of PACCAR Common Stock on the date the director's board service becomes effective (the Grant Date); (c) the resulting number shall be rounded up to the nearest whole share.

        (b)   Shares of RESTRICTED STOCK shall become unrestricted on the third anniversary of the applicable GRANT DATE subject to the provisions of Section 10. Shares of RESTRICTED STOCK may not be resold or otherwise transferred by a GRANTEE until such shares become unrestricted in accordance with the provisions of this Section 4(b).

        (c)   Each RESTRICTED STOCK grant shall be evidenced by a written RESTRICTED STOCK GRANT AGREEMENT that shall be executed by the GRANTEE and an authorized COMPANY representative which shall indicate the date of the RESTRICTED STOCK award, the number of shares of COMMON STOCK awarded, and contain such terms and conditions as the COMMITTEE shall determine with respect to such RESTRICTED STOCK grant consistent with the PLAN.

5.     SHARES OF STOCK SUBJECT TO THE PLAN

        There shall be reserved for use under the PLAN (subject to the provisions of Section 8 hereof) a total of 487,500 shares of COMMON STOCK, which shares may be authorized but unissued shares of COMMON STOCK, treasury shares, or issued shares of COMMON STOCK that shall have been reacquired by the COMPANY.

6.     DIVIDEND, VOTING, AND OTHER SHAREHOLDER RIGHTS

        Except as otherwise provided in the PLAN, each GRANTEE shall have all of the rights of a shareholder of the COMPANY with respect to all outstanding shares of RESTRICTED STOCK registered in his name, including the right to receive dividends and other distributions paid or made with respect to such shares and the right to vote such shares.

7.     DEFERRAL OF COMPENSATION

        In addition to the grant of RESTRICTED STOCK a NON-EMPLOYEE DIRECTOR may elect, on or before December 31 of any year, to defer payment of at least 25% of the cash compensation to be paid to the NON-EMPLOYEE DIRECTOR for services as a COMPANY director during the following calendar year. Before the term of a new NON-EMPLOYEE DIRECTOR begins, he may elect to defer payment for the remainder of the first calendar year of his term.

        Each participating NON-EMPLOYEE DIRECTOR may elect to have all or a portion of his cash compensation placed into one or both of two unfunded accounts maintained by the COMPANY (hereafter DEFERRED ACCOUNTS).

        (a)    Stock Unit Account.    The initial account balance will be equal to the number of shares of COMMON STOCK that the amount deferred could have purchased at the FAIR MARKET VALUE on the date the NON-EMPLOYEE DIRECTOR'S cash compensation is payable. Thereafter any dividends earned will be treated as if those dividends had been invested in additional shares of COMMON STOCK at the FAIR MARKET VALUE on the date the dividend is payable. Payment from the PACCAR Stock Unit Account will be in shares of COMMON STOCK from those authorized under Section 5 of this PLAN. Fractional shares will be paid in cash.

        (b)    Income Account.    Interest shall accrue on the balance in the account commencing as of the date the NON-EMPLOYEE DIRECTOR'S cash compensation is payable. Interest is credited at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding calendar quarter as reported in Moody's Bond Record. Interest is compounded quarterly.

8.     ADJUSTMENTS TO THE NUMBER OR VALUE OF SHARES OF COMMON STOCK

        If there are any changes in the number or value of shares of COMMON STOCK by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, or other events that increases or decreases the number or value of issued and outstanding shares of COMMON STOCK, the BOARD OF DIRECTORS or COMMITTEE may make such adjustments as it shall deem appropriate, in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of a fractional share of COMMON STOCK under the PLAN.

9.     NON-TRANSFERABILITY

        Shares of RESTRICTED STOCK and any DEFERRED ACCOUNTS shall not be assigned, attached, or otherwise subject to any creditor's process or transferred by the GRANTEE except by will or the laws of descent and distribution, or pursuant to a trust created for the benefit of the NON-EMPLOYEE DIRECTOR or his family or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, Title I of ERISA or the rules thereunder. The restrictions set forth in Section 4(b) shall apply to the shares of RESTRICTED STOCK in the hands of the trustee or NON-EMPLOYEE DIRECTOR'S former spouse.

10.   TERMINATION OF STATUS AS A NON-EMPLOYEE DIRECTOR

        (a)   In the event of a TERMINATION by reason of MANDATORY RETIREMENT, disability, or death all shares of RESTRICTED STOCK held by the GRANTEE shall become fully vested, notwithstanding the provisions of Section 4(b) hereof, and the GRANTEE (or the GRANTEE'S estate or a person who acquired the shares of RESTRICTED STOCK by bequest or inheritance) shall have the right to resell or transfer such shares at any time.

        (b)   In the event of a TERMINATION for any reason other than those specified in subparagraph (a) above, any shares of RESTRICTED STOCK granted hereunder shall be forfeited and the GRANTEE shall return to the COMPANY for cancellation any stock certificates representing such forfeited shares which shall be deemed to be canceled and no longer outstanding as of the date of TERMINATION; and from and after the date of TERMINATION, the GRANTEE shall cease to be a shareholder with respect to such forfeited shares and shall have no dividend, voting, or other rights with respect thereto.

        (c)   Upon TERMINATION for any reason, any balance in the deferred Stock Unit Account in Section 7(a) will be paid in shares of COMMON STOCK. Payment from the Income Account in Section 7(b) will be paid in a lump sum or, if the NON-EMPLOYEE DIRECTOR elects, in quarterly, semi-annual, or annual installments over a period not in excess of 15 years.

        (d)   Notwithstanding the provisions of subparagraphs (a) through (c) above, the BOARD OF DIRECTORS may, in its sole discretion, establish different terms and conditions pertaining to the effect of TERMINATION to the extent permitted by applicable federal and state law.

11.   CHANGE IN CONTROL

        Upon the occurrence of a change in control of the Company, all time periods relating to shares of RESTRICTED STOCK becoming unrestricted shall be accelerated so that all such shares immediately become unrestricted. Any DEFERRED ACCOUNTS will be payable within 30 days of the change in control in a lump sum.

12.   PLAN ADMINISTRATION

        The PLAN will be administered by the Executive Committee of the BOARD OF DIRECTORS (the COMMITTEE). The COMPANY will pay all costs of administration of the PLAN. The COMMITTEE shall have sole discretion to interpret the PLAN, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the PLAN. Any determination, decision, or action of the COMMITTEE in connection with the interpretation, administration, or application of the PLAN shall be final, conclusive, and binding on all persons. The COMMITTEE may employ consultants or other persons and rely upon their advice. All elections taken and all determinations made by the COMMITTEE in good faith shall be final and binding upon all GRANTEES, the COMPANY, and all interested persons. No member of the COMMITTEE shall be personally liable for any action, determination, or interpretation made in good faith with respect to the PLAN.

        The COMMITTEE may make such amendments or modifications in the terms and conditions of any grant of RESTRICTED STOCK as it may deem advisable, or cancel or annul any grant of RESTRICTED STOCK, provided, however, that no such amendment, modification, cancellation or annulment may, without the consent of the GRANTEE, adversely affect his rights with respect to such grant.

13.   TAX WITHHOLDING

        To the extent required by law, the GRANTEE may make such arrangements satisfactory to the COMPANY to satisfy any tax withholding or employment tax obligations resulting from the grant of RESTRICTED STOCK.

14.   AMENDMENT AND TERMINATION OF THE PLAN

        The BOARD OF DIRECTORS or the COMMITTEE may at any time suspend, terminate, modify or amend the PLAN in any respect; provided, however, shareholder approval of any PLAN amendment shall be obtained only if required by law or the requirements of any stock exchange on which the COMMON STOCK is listed or quoted. No suspension, termination, modification, or amendment of the PLAN may, without the consent of the GRANTEE, adversely affect his rights with respect to the RESTRICTED STOCK granted to such GRANTEE or his DEFERRED ACCOUNTS.

15.   BENEFICIARY DESIGNATION

        Each NON-EMPLOYEE DIRECTOR may designate a beneficiary for each outstanding grant of RESTRICTED STOCK and for payment of his DEFERRED ACCOUNTS in the event of his death. If no beneficiary is designated or the beneficiary does not survive the NON-EMPLOYEE DIRECTOR, the award shall be made to the NON-EMPLOYEE DIRECTOR'S surviving spouse or, if there is none, to his estate.

16.   EFFECTIVE DATE OF THE PLAN AND DURATION

        This PLAN, as amended, will become effective January 1, 2004 upon approval by the shareholders of the COMPANY and will remain in effect until terminated by the COMMITTEE or the BOARD OF DIRECTORS.

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PACCAR INC RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS